AGREEMENT FOR PURCHASE AND SALE OF ASSETS
                                  By and among
                         RCP COMMUNICATIONS GROUP, INC.
                                  COLMENA CORP.
                                       And
                        BUSINES TECHNOLOGY SYSTEMS, INC.


                                TABLE OF CONTENTS                         Page

ARTICLE I        PURCHASE AND SALES OF ASSETS                                 1
        1.1     Purchase and Sale of Assets                                   1
        1.2     Purchase Price                                                1


ARTICLE II   REPRESENTATIVES AND WARRANTIES OF SELLER                         2

         2.1    Organization                                                  2
         2.2    Subsidiaries                                                  2
         2.3    Financial Statements                                          2
         2.4    No Adverse Changes                                            2
         2.5    Liabilities                                                   3
         2.6    Tax Returns                                                   3
         2.7    Leases                                                        3
         2.8    Tangible Personal Property                                    3
         2.9    Tradenames and Licenses                                       3
         2.10   Title to Assets                                               4
         2.11   Service Contracts                                             4
         2.12   Compliance with Laws                                          4
         2.13   Litigation                                                    4
         2.14   No Violation or Breach                                        5
         2.15   Authority and Consents                                        5
         2.16   Disclosure                                                    5

ARTICLE III         BUYER'S REPRESENTATIONS AND WARRANTIES                    5
         3.1    Organization                                                  5
         3.2    Authority and Consent                                         5

ARTICLE IV            SELLER'S OBLIGATIONS BEFORE CLOSING                     6
         4.1    Confidentiality                                               6
         4.2    Conduct of Business in Normal Course                          6
         4.3    Exclusivity                                                   6
         4.4    Bulk Sales Law                                                6

ARTICLE V             BUYER'S OBLIGATIONS BEFORE CLOSING                      7
         5.1    Confidentiality                                               7
         5.2    Consents of Third Party                                       7
         5.3    Sales Tax Documents                                           7

ARTICLE VI        CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE                 8
         6.1    Buyer'S Due Diligence                                         8
         6.2    Seller's Representations and Warranties                       8
         6.3    Performance by Seller                                         8
         6.4    Material Adverse Change                                       9
         6.5    Absence of Litigation                                         9
         6.6    Board /Shareholder Approval                                   9
         6.7    Florida Tax Clearance                                         9
         6.8    Consents                                                      9
         6.9    Corporate Approval                                            9
         6.10   Approval of Documentation                                     9

ARTICLE VII      CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE                 9
         7.1    Consents                                                     10
         7.2    Accuracy of Buyer's Representations and Warranties           10
         7.3    Buyer's Performance                                          10
         7.4    Corporate Approval                                           10
         7.5    Absence of Litigation                                        10

ARTICLE VIII                   OTHER AGREEMENT                               10
         8.1    Seth's Employment Agreement                                  10

ARTICLE IX                       THE CLOSING                                 11
         9.1    Closing Date                                                 11
         9.2    Seller's Obligations at Closing                              11
         9.3    Buyer's Obligations at Closing                               12

ARTICLE X             SELLER'S OBLIGATIONS AFTER CLOSING                     12
         10.1   Seller's Indemnity                                           12
         10.2   Seller's Name                                                12

ARTICLE XI            BUYER'S OBLIGATIONS AFTER CLOSING                      13
         11.1   Buyer'S Indemnity                                            13

ARTICLE XII                       PUBLICITY                                  13

ARTICLE XIII                       COSTS                                     13
         13.1   Finder's or Broker's Fees                                    13
         13.2   Expenses                                                     13

ARTICLE XIV                   FORM OF AGREEMENT                              14
         14.1   Effect of Headings                                           14
         14.2   Entire Agreement; Waiver                                     14
         14.4   Schedules                                                    14

ARTICLE XV                   PARTIES IN INTEREST                             14
         15.1   Parties in Interest                                          14
         15.2   Assignment                                                   14

ARTICLE XVI                     REMEDIES                                     15
         16.1   Specific Performance and Waiver of Rescission Rights         15
         16.2   Recovery of Litigation Costs                                 15
         16.3   Conditions of Permitting Termination                         15
         16.4   Defaults Permitting Termination                              15

ARTICLE XVII   NATURE AND SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS        16

ARTICLE XVII                    NOTICES                                      16

ARTICLE XIX                     GOVERNING LAW                                17

ARTICLE XX                      SEVERABILITY                                 17


                             SCHEDULES AND EXHIBITS

         SCHEDULE A -                List of Assets

         SCHEDULE B -                List of Liabilities

         SCHEDULE C -                List of Trade Names and Licenses

         EXHIBIT A -                 Current Income Statement and Balance Sheet

         EXHIBIT B -                 Copy of all Leases

         EXHIBIT C -                 Employment Contract

                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

         This Agreement of Purchase and Sales of Assets ("Agreement") is made as of February 19, 1998, between Colmena Corp., a Delaware corporation ("Colmena"), the wholly-owned subsidiary of Colmena, RCP Communications Group, Inc., a Delaware corporation (hereinafter collectively referred to as "Buyer") Buyer having its principal office at 25100 Detroit Road, Westlake, Ohio 44145, and Business Technology Systems, Inc., a Florida corporation ("Seller") having its principal office at 4100 N. Powerline Road, Suite P6, Pompano Beach, Florida 33073.

         Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, certain assets and business of Seller in exchange for One Hundred Thousand Dollars ($100,000) cash, shares of common stock in Colmena, and assumption of certain specified liabilities of Seller. In consideration of the mutual covenants, agreements, representatives and warranties contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                          PURCHASE AND SALES OF ASSETS

1.1       Purchase Assets. Subject to the terms and conditions set forth in this

     Agreement, Seller agrees to sell, convey, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase from Seller, certain assets, properties, and communication business of Seller described on Schedule A (all of which are sometimes collectively referred to as the "Assets").

1.2  Purchase  Price.

     As payment for the transfer of the Assets to Buyer, Buyer shall deliver at the Closing, in accordance with the provisions of paragraph 9.3, the following:

     (a) Cash One Hundred Thousand Dollars ($100,000) payable in cash or by cashiers check.

     (b) Common Stock. Issuance by Colmena to Seller of One Hundred Thousand (100,000) shares of Colmena common stock, $.01 par value ("Shares"). The Shares shall not be registered under the Securities Act of 1933, as amended (the "Act") and shall constitute "restricted securities" as defined in the Act.

     (c) Assumption of Certain Liabilities. Buyer agrees that on the Closing Date it will assume and agree to perform and pay when due the Seller's liabilities set forth on Schedule B.

     (d) Piggyback  Registration  Rights. The Shares delivered Seller under this
Article 1 will carry piggyback registration rights expiring on the date one year following the Closing (as herein defined); providing that if Colmena proposes to register any of its securities under the Act (except for registrations on Forms S-8 or 5-4 or their equivalent), it will give written notice by registered mail, at least thirty (30) days prior t the filing of each such registration statement, to Seller of its intention to do so. If Seller notifies the Buyer within twenty (20) days after receipt of any such notice of its desire to include any such Shares in such proposed registration statement, the Buyer shall afford Seller the opportunity to have any such Shares registered under such registration statement at the Buyer's sole cost and expense. These rights may be exercised at any time on an unlimited number of occasions prior to expiration, subject to the discretion of any underwriter of Colmena's securities requesting that the Shares held by the Seller not be sold for a period not to exceed one hundred and eighty (180) days from the effective date of such underwritten public offering. If the underwriter believes that the total amount of securities sought to be registered by the Seller and any other holder of similar rights exceeds the amount of securities that the underwriter deems advisable to include in the offering, only the pro rata number of Shares requested by the Seller with all other holders of securities registration pursuant to piggyback registration rights, if any, shall be so registerable.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants that:

     2.1 Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, has all necessary powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do intrastate business and is in good standing in all jurisdictions in which the nature of Seller's business or of its properties makes such qualification necessary.

     2.2 Subsidiaries. Seller does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity.

     2.3 Financial Statements. Exhibit A to this Agreement sets forth the unaudited balance sheet of Seller as of December 31, 1997, and the profit and loss statement of Seller for the period of January 1, 1997 through December 31, 1997.

     2.4 No Adverse Changes. Since December 31, 1997, thee has not been any changes in the financial condition or operation of Seller, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

     2.5 Liabilities. Seller has no debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, other than those set forth in the financial statements.

     2.6 Tax Returns. Within the times and in the manner prescribed by law, Seller has filed all federal, state, and local tax return required by law and has paid all taxes, assessments, and penalties due and payable. The provisions for taxes reflected in Seller's balance sheet as of December 31, 1997, are adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by Seller

     2.7 Leases. Exhibit B to this Agreement is a complete and accurate description of all equipment and a legal description of each parcel of real property leased to Seller. All the leases listed in Exhibit B are valid and in full force, and there does not exist any default or event that with notice or lapse or time, or both, could constitute a default under any of these leases. The zoning of each parcel of property described in Exhibit B permits the presently existing improvements and the continuation of the business presently being conducted on such parcel. Seller has not commenced, nor has Seller received notice of the commencement of, any proceeding that would affect the present zoning classification of any such parcel.

     2.8 Tangible Personal Property. The books and records of Seller contain a complete and accurate description, and specify, the location of all trucks, automobiles, machinery, equipment, furniture, supplies, computer hardware, and all other tangible personal property owned by, in the possession of, or used by Seller ion connection with its business. No personal property used by Seller in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is other than in the possession and under the control of Seller. The tangible personal property reflected in those books and records constitutes all such tangible personal property necessary for the conduct by Seller of its business as now conducted.

     2.9 Tradenames and Licenses. Schedule C to this Agreement is, a schedule of all trade names, trademarks, service marks, and copyrights and their registrations, owned by Seller or in which its has any rights or licenses, together with a brief description of each. Seller has no knowledge of any infringement or alleged infringement by others of any such trade name, trademark, service mark, or copyright. Seller has not infringed, and is not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm or entity. Except as set forth in Schedule C, Seller is not a party to any license, agreement, or arrangement, whether as licensor, licensee, franchiser, franchisee, or other arise, with respect to any trademarks, service marks, trade names, or applications for them, or any copyrights. Seller owns, or hold adequate licenses or other rights to use, all trademarks, service marks, trade names, and copyrights necessary for its business as now, conducted by them, including, without limitation, those listed in Schedule C, and that use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others. Seller has the right to sell or assign to Buyer all such owned trademarks, trade names, service marks, and copyrights, and all such licenses or other rights.

     2.10 Title to Assets. Seller has good and marketable title to all its assets and interests in assets, whether real, personal, mixed, tangible, or intangible, which constitute all the assets and interests in assets that are used in the business of Seller. All these assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for: (1) those disclosed in Seller's balance sheet attached hereto as Exhibit A, or in Schedule B to this Agreement: (2) the lien of current taxes not yet due and payable; and
(3) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets or materially impair business operations. Seller is not in default or in arrears in any material respect under any lease. All real property, tangible and intangible personal property of Seller is in good operating condition and repair, ordinary wear and tear expected.

     2.11 Service Contracts. Seller has provided Buyer with copies of all contracts pursuant to which Seller is obligated to provide services to its customers. There is no default or event that, with notice or lapse of time or both, would constitute a default by any party to any of these agreements. Seller has not received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. Seller further represents that Seller is entitled to freely assign the agreements to Buyer free and clear of all liens and encumbrances.

     2.12 Seller has complied in all material respects with all federal, state, and local environmental protection laws and regulations and has not been cited for any violation of any such law or regulation. No material capital expenditures will be required for compliance with any applicable federal, state, or local laws or regulations now in forec relating to the protection of the environment. There is no pending audit known to Seller by any federal, state, or local governmental authority.

     Seller has not received notice of any violation of any applicable federal, state, or local statute law, or regulation (including, without limitation, any applicable building, zoning, environmental protection, or other law, ordinance, or regulation) affecting its properties or the operation of its business; and to the best of the knowledge of Seller, there are no such violations.

     2.13 Seller represents that there is no pending, or, to the knowledge of Seller, threatened, any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting Seller or any of its business, assets, or financial condition. Seller has furnished or made available to Buyer copies of all relevant court papers and other documents relating to these matters. Seller is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

     No Violation or Breach. The consummation of the transactions contemplated buy this Agreement will not result in or constitute any of the following:(1) a breach of any term or provision of this Agreement, (2) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation of bylaws of Seller or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Seller is a party or by which it or its property is bound; (3) an event that would permit any part to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller; or (4) the creation or imposition of any lien, charge, or encumbrance on any of the properties of Seller.

     Authority and Contracts. Seller has the right, power, legal capacity, and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents or any persons other than Sellers board of directors and shareholders (if applicable) are necessary in connection with it. Prior to the Closing Date (as hereinafter defined), the execution and delivery of this Agreement by Seller will have been duly authorized by all necessary action on the part of Seller.

     2.16 Disclosure. None of the representations and warranties made by Seller, or made in any certificate or memorandum furnished or to be furnished by Seller or on its behalf, contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE III
                     BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants that:

     3.1 Organization. Buyer is a corporation duly organized, existing, and in good standing under the laws of Delaware. The execution and delivery of this Agreement and the consummation of this transaction by Buyer have been duly authorized, and no further corporate authorization is necessary on the part of Buyer.

     3.2 Authority and Consent. No consent, approval, or authorization of, or declaration, filing, or registration with, any United Stated federal or state governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery, and performance or this Agreement and the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV
                       SELLER'S OBLIGATIONS BEFORE CLOSING

     Seller covenants that from the sate of this Agreement until the Closing.

     4.1. Confidentiality. Seller agrees to hold the essence of the proposed asset purchase transaction and any information relating thereto as may be provided to Seller by Buyer (the "Buyer Evaluation Material") in confidence. The term "Buyer Evaluation Material": does not include information which (i) is already in the Seller'S possession, provided that such information is not known by the Seller to be subject to another confidentiality agreement with or other obligation of secrecy to another party, or (ii) becomes generally available to the public other than as a result of a disclosure by Seller or its directors, officers, employees, agents or advisors, or (iii) becomes available to the Seller on a non-confidential basis from a source other than the Buyer or its advisors, provided that such source is not known by the Seller to be bound by a confidentiality agreement with or other obligation of secrecy to the Buyer or another party.

     Seller agrees that Buyer Evaluation Material provided by the other party or the agents of Buyer shall be used solely for the purpose of evaluation or implementation of the asset purchase transaction and not for any other purpose, and shall be kept strictly confidential except as required by a court of law or regulatory authority.

     In the event that this Agreement is terminated, then Seller shall promptly redeliver to Buyer or destroy all written Buyer Evaluation Material and any other material (including information maintained on computer disk or storage) containing or reflecting any information in the Buyer Evaluation Material (whether prepared by Seller, Buyer or others) and will not retain any copies, extracts, or other reproductions in whole or in part of such written material.

     4.2 Conduct of Business in Normal Course. Seller agrees to operate the Assets in the ordinary course of its business and use its best efforts to presume its commercial market position and its relationships with its employees, selling agents, distributors, retail customers, suppliers, current contracts and agreements to be included in the Assets.

     4.3 Exclusivity. Buyer shall have the exclusive right to purchase the Assets on the terms set forth in this Agreement.

     4.4 Bulk Sales Law. Seller shall have given notice, in compliance with of the Florida Commercial Code, of the bulk transfer contemplated by this Agreement.

                                    ARTICLE V
                        BUYER OBLIGATIONS BEFORE CLOSING

     5 Confidentially. Buyer agrees to hold the essence of the proposed asset purchase trans- action and any information relating thereto as may be provided to Buyer by Seller the "Seller Evaluation Material") in confidence. The term, "Seller Evaluation Material" does not include information which (i) is already in the Buyers's possession, provided that such information is not known by Buyer to be subject to another confidentiality agreement with or other obligation of secrecy to another party, or (ii) becomes generally available to the public other than as a result of a disclosure by Buyer or its directors, officers, employees, agents or advisors, or (iii) becomes available to Buyer on a non-confidential basis from a source other than Seller or its advisors, provided that such source is not known by Buyer to be bound by a confidentiality agreement with or other obligation of secrecy to Seller or another party.

     Buyer agrees that the Seller Evaluation Material provided by Seller or the agents of Seller shall be used solely for the purpose of evaluation or implementation of the asset purchase transaction and not for any other purpose, and shall be kept strictly confidential except as required by a could of law or regulatory authority; provided, however, that any of such information may be disclosed to Buyer's directors, officers, employees and representatives, investors, or other constituencies who have direct interest in the business and economic effects of the asset purchase transaction or who need to know such information for the purpose of assisting Buyer in evaluating the asset purchase transaction.

     In the event this Agreement is terminated, then Buyer shall promptly redeliver to Seller or destroy all written Seller Evaluation Material and any other material (including information maintained on computer disk or storage) containing or reflecting any information in the Seller Evaluation Material (whether prepared by Buyer, Seller or others) and will not retain any copies, extracts or other reproductions in whole or in part of such written material.

     5.2 Consents of Third Parties. Buyer will use its best effort to assist Seller in obtaining the consent of all necessary persons and agencies to the assignment and transfer to Buyer of any and all properties, assets, and agreements, including agreements with the United States government or any of its agencies, to be assigned and transferrd under the terms of this Agreement. As soon as reasonably practicable after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Buyer will obtain the consents of all necessary persons to Buyer's performance of this Agreement and to Buyer's assumption of any obligations under it.

     5.3 Sales Tax Documents. Buyer agrees to furnish any documents reasonably requested by Seller to comply with the provisions of the sales and use tax laws of the State of Florida.

                                   ARTICLE VI
                   CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

     The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article VI. Buyer may waive any or all of these conditions in whole or in part prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its representations, warranties, or covenants under this Agreement.

6.1      Buyer's Due Diligence.  Buyer will, at no cost to Seller, have:

     (a) Conducted an examination of Seller's existing service contracts to be assumed as part of the Assets (including the transferability thereof) and deemed, in its sole discretion, that such contracts are of adequate and consistent quality for the business being acquired at its current commercial scale and on terms and an economic basis satisfactory to Buyer.

     (b) Received all consents, assignments, releases, waivers, or other third party authorizations required to legally transfer the Assets and related business obligations from Seller to Buyer.

     (c) Conducted a customary due diligence investigation including:

     (1) Assessment of the physical condition of the Asset;

     (2) Review of licenses, trademarks, permits and other intangible Assets;

     (3) Examination of financial statement \s for Seller's month-ended February 28, 1998, including year-to-date figures, and any supporting documentation or schedules as may reasonably be requested by Buyer; and

     (4) Review of service agreements with third parties.

     6.2 Seller's Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Seller in this Agreement, or in any written statement that shall be delivered to Buyer by Seller under this agreement shall be true in all material respects on and as of the Closing Date as though made at that time.

     6.3 Performance by Seller. Seller shall have performed, satisfied, and complied in all material respects with ll covenants, agreements, and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

     6.4 Material Adverse Change. There shall not have been aby material adverse change in the financial condition or the results of operations of Seller, Seller's service business or the industry generally, and Seller shall not have sustained any material loss or damage to its assets, whether or not \insured, that materially affects its ability to conduct a material part of its business. This does not include normal volume and price fluctuations associated with natural supply and demand dynamics, but rather unforeseen structural damage associated with catastrophic events or significant third-party distribution outside of the normal course of business activity.

     6.5 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

     6.6 Board/Shareholder Approval. The execution and delivery of this Agreement by Seller, and tile performance of the covenants and obligations under it, shall have been duly authorized by all necessary Board and/or shareholder action.

     6.7 Florida Tax Clearance. Buyer shall have received tax receipts and/or clearance certificates, as of a date not more than thirty (30) days before the Closing Date, issued by the Florida Commissioner of Revenue for Seller relating to sales and use taxes and, where applicable, state employee withholding, unemployment taxes and corporate income taxes. Seller further agrees to maintain and furnish to Buyer all tax records and to cooperate with Buyer in any future audit by state or federal tax authorities.

     6.8 Consents. All necessary agreements and consents of any parties to the consummation of the transactions contemplated by the Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Buyer.

     6.9 Corporate Approval. The board of directors and, if required by law or Seller's organizational documents, shareholders of Seller, shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill the Seller's obligations to be performed under this Agreement.

     6.10 Approval of Documentation. The form and substance of all certificates, instruments, and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

     The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions. Seller may waive any or all of these conditions in whole or in part without prior of any of its representations, warranties, or covenants under this Agreement notice; provided, however, that no such waiver of a condition shall constitute a waiver by Seller of any of its other rights or remedies, at law or in equity, if Buyer should be in default.

     7.1 Consents. Seller shall have received all consents; releases, waivers or other third party authorizations required to transfer the Assets and related business obligations to Buyer.

     7.2 All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement shall be true on and as of the

     Closing Date as though such representations and warranties were made on and as of that date.

     7.3 Buyer's Performance. Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

     7.4 The board of directors and, if required by law or Buyer's organizational documents, the shareholders of Buyer shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill the Buyer's obligations to be performed under this Agreement on or before the Closing Date.

                                  ARTICLE VIII
                                OTHER AGREEMENTS

     8.1 On the Closing Date, Madhu Sethi and Colmena will execute the Employment Agreement and Covenant Not to Compete in substantially the form of Exhibit C hereto.

                                   ARTICLE IX
                                   THE CLOSING

     9.1 Closing Date. The transfer of the Assets by Seller to Buyer (the "Closing") shall take place at the offices of Business Technology Systems, Inc., at 10:00 a.m. Local time, on or after February 28, 1998, or such other date as the parties may mutually determine.

     9.2 Seller's Obligations AT Closing. At the closing, Seller shall deliver or cause to be delivered to Buyer.

     (a) Assignments of all leaseholds, property executed and acknowledged by Seller, and accompanied by all consents of lessors required by this Agreement and the leases being assigned;

     (b) Executed counterparts of all notation agreements with the United States government, its agencies and instrumentalities, and any other persons requiring them;

     (c) Instruments of assignment and transfer of all property of Seller listed in Schedule A to this Agreement; and

     (d) Documentation evidencing that notice was provided to Seller's creditors pursuant to the bulk transfers provisions of the Florida Commercial Code.

     Simultaneously with the consummation of the transfer, Seller, through its officers, agents, and employees, will put Buyer into full possession and enjoyment of all properties and assets to be conveyed and transferred by this Agreement.

     Seller, at any time before or after the Closing Date, will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property to be conveyed and transferred under this Agreement. If requested by Buyer, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer under this Agreement and that require prosecution or enforcement in Seller's name. Any prosecution or enforcement of claims, rights, or benefits under this paragraph shall be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Seller.

     9.3 Buyer's Obligations at Closing. At the Closing, Buyer shall deliver to Seller the following instruments and documents against delivery of the items specified in paragraph 9.2:

     (a) One Hundred Thousand Dollars ($100,000) payable in cash or cashiers check:

     (b) One Hundred Thousand (100,000) restricted Shares of Colmena;

     (c) Instruments of assumption of the liabilities of Seller listed and marked in Schedule B by an asterisk, executed by Buyer

                                    ARTICLE X
                       SELLER'S OBLIGATIONS AFTER CLOSING

     10.1 Seller's Indemnity. Seller shall indemnify, defend, and hold harmless Buyer against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities., damages, recoveries, and deficiencies including interest, penalties, and reasonable attorneys' fees, that Buyer shall incur or suffer, that arise, result from, or relate to any breach of, or failure by Seller to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement.

     Buyer shall promptly notify Seller of the existence of any claim, demand, or other matter to which Seller's indemnification obligations would apply, and shall give Seller a reasonable opportunity to defend the same at its own expenses and with counsel of its own selection; provided that Buyer shall at all times also have the right to fully participate in the defense at its own expense. If Seller shall, within a reasonable time after this notice, fail to defend, Buyer shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of Seller. If the claim i5 one that cannot by its nature be defended solely by Seller (including, without limitation, any federal or state tax proceeding), then Buyer shall make available all information and assistance that Seller may reasonably request.

     10.2 Seller's Name. Seller agrees that immediately after the Closing Date it will take all action required to change its name to one that does not include the terms "Business Technology Systems" and from and after the Closing Date, Seller will not engage in any business or activity, except as required to complete its liquidation and dissolution. Nothing in this Agreement shall prevent Seller from dissolving promptly on or after the Closing Date.

                                   ARTICLE XI
                        BUYER'S OBLIGATIONS AFTER CLOSING

     11.1 Buyer Indemnity. Buyer agrees to indemnify and hold harmless Seller against, and in respect of, any and all claims, losses, expenses, costs, obligations, and liabilities they may incur by reason of Buyer's breach of or failure to perform any of its warranties, guaranties, commitments, or covenants in this Agreement, or by reason of any act or omission of Buyer, or any of its successors or assigns, after the Closing Date, that constitutes a breach or default under, or a failure to perform, any obligation, duty, or liability of Seller under any loan agreement, lease, contract, order, or other agreement to which it is a party or by which it is bound at the Closing Date, but only to the extent to which Buyer expressly assumes these obligations, duties, and liabilities under this Agreement.

                                   ARTICLE XII
                                    PUBLICITY

     12.1 All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Buyer and Seller.

     No party shall act unilaterally in this regard without the prior written approval of the others; however, this approval shall not be unreasonably withheld.

                                  ARTICLE XIII
                                      COSTS

     13.1 Finder'S or Broker's Fees. Each party represents that it has dealt with no broker or finder in connection with any transaction contemplated by this Agreement; and, as far as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Seller and Buyer each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim, or expenses incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

     13.2 Expenses. Each party shall pay all eo5ts and expenses incurred or to be incurred by it in negotiating and preparing this Agreement, and in closing and carrying out the transactions contemplated by this Agreement.

                                   ARTICLE XIV
                                FORM OF AGREEMENT

     14.1 Effect of Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

     14.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party snaking the waiver.

     14.3 Counterparts. This Agreement may be executed simultaneously in one of more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.4 Schedules. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated by reference in this Agreement and are made a part hereof.

                                   ARTICLE XV
                               PARTIES IN INTEREST

     15.1 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

     15.2 Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns, provided, however, that Buyer may assign any of its rights under this Agreement, to an affiliate of Buyer.

                                   ARTICLE XVI
                                    REMEDIES

     16.1 Specific Performance and Waiver of Recission Rights. Each party's obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the parties of any of their respective representations, warranties, covenants, or agreements under this Agreement. If the purchase and sale contemplated by it shall be consummated at the Closing, each of the parties waives any rights that it or they may have to rescind this Agreement or the transaction consummated by it; provided, however, that this waiver shall not affect any other rights or remedies available to the parties under this Agreement Or under the law.

     16.2 Recovery of Litigation Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     16.3 Conditions Permitting Termination. Any party may on the Closing Date terminate this Agreement, without liability to any other:

     (a) If any bona fide action or proceeding shall be pending against any party on the Closing Date that could result in an unfavorable judgement, decree, or order that would prevent or make unlawful the performance of this Agreement; or if any agency of the federal or of any state government shall have objected at or before the Closing Date to this acquisition or to any other action required by or in connection with this Agreement; or

     (b) If the legality and sufficiency of all steps taken and to be taken by the parties and their shareholders in carrying out this Agreement shall not have been approved by counse; as required by this Agreement.

     16.4 Defaults Permitting Termination. If either Buyer or Seller materially default in the due and timely performance of any of its warranties, covenants, or agreements under this Agreement, the nondefaulting party or parties may on he Closing Date give notice of termination of this Agreement, in the manner provided in Article XVII. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective five (5) days after the Closing Date, unless the specified default or defaults have been cured on or before this effective date for termination.

                                  ARTICLE XVII
             NATURE AND SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS

     No representations or warranties whatever are made by any party, except as specifically set forth in this Agreement, or in an instrument, certificate, opinion, or other writing provided for in this Agreement. All statements contained n any of these instruments, certificates, opinion 5, or other writings shall be deemed to be representations and warranties under this Agreement. The representations, warranties, and indemnities made by the parties in this Agreement or in other writings provided for in the covenants and agreements to be performed or complied with by the respective parties under it before the Closing C)ate, shall be deemed to be continuing and shall survive the Closing, but shall expire three (3) years following the Closing Date, unless a specific claim in writing with respect to these matters shall have been made, or an action at law or in equity shall have been commenced or filed, before this anniversary date. Nothing in this paragraph shall affect the obligations and indemnities of the parties with respect to covenants and agreements contained in this Agreement that are permitted to be performed, in whole or in part, after the Closing Date.

                                  ARTICLE XVIII
                                     NOTICES

     All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have deemed duly given on the date of service of served personally on the party to whom notice is to be given, or on the third business day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Seller                  Ila Sethi
                           Business Technology Systems, Inc.
                           4100 N. Powerline Road, Suite P6
                           Pompano Beach, Florida 33073

To Buyer:                  Richard C. Peplin, Jr.
                           Colmena Corp./RCP Communications Group, Inc.
                           25100 Detroit Road
                           Westlake, Ohio 44145

     Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

                                   ARTICLE XIX
                                  GOVERNING LAW

     This Agreement shall be construed in accordance with, and governed by, the laws of the State of Florida.

                                   ARTICLE XX
                                  SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                                               BUSINESS TECHNOLOGY SYSTEMS, INC.
                                                          a Florida corporation

                                              By: /s/ Ila Sethi
                                                     Ila Sethi, President



                                                  RCP COMMUNICATIONS GROUP, INC.
                                                          a Delaware corporation

                                              By: /s/ Richard C. Peplin, Jr.
                                               Richard C. Peplin, Jr., President


                                                             COLMENA CORP.
                                                          a Delaware corporation

                                               By: /s/ Richard C. Peplin, Jr.
                                               Richard C. Peplin, Jr., President